Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

ARCA biopharma, Inc.:

We consent to the use of our report dated March 17, 2016, with respect to the balance sheets of ARCA biopharma, Inc. (the Company) as of December 31, 2015 and 2014, and the related statements of operations and comprehensive loss, stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2015, incorporated by reference herein.

/s/ KPMG LLP

Denver, Colorado

June 20, 2016